PRESS RELEASE                            LIFE SCIENCES RESEARCH, INC.
                                         (Other OTC:LSRI)

                                         PO Box 2360
                                         Mettlers Road
                                         East Millstone, NJ 08875-2360

                                         For Further Information:
                                         Richard Michaelson
                                         Phone:   US: (732) 649-9961
                                         e-mail: LifeSciencesResearch@LSRinc.net



December 22, 2006

                      LSR TO COMMENCE TRADING ON NYSE ARCA

East Millstone, New Jersey, December 22, 2006 - Life Sciences Research, Inc. (Other OTC: LSRI) announced today that its listing application has been approved by NYSE Arca. Trading is expected to begin this morning under the new ticker symbol "LSR".

NYSE Arca, the first U.S. open all-electronic stock exchange, provides customers with fast electronic execution and open, direct and anonymous market access.

In connection with LSR's listing and trading on NYSE Arca, LSR and NYSE Group, Inc. have entered into a settlement agreement and release under which LSR will release the NYSE from all claims relating to the September 2005 postponement by the NYSE of LSR's trading on the NYSE.

Life Sciences Research is a global contract research organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

This announcement contains statements that may be forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These statements are based largely on LSR's expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR's control, as more fully described in the Company's SEC filings, including its Form 10-K for the fiscal year ended December 31, 2005, as filed with the US Securities and Exchange Commission.

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